Exhibit 2.1

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the 30th day of April, 2013, among MONTE CARLO SECURITIES, LTD., a Bahamas corporation (the “Seller”) and OLIPP III, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

A. Seller owns all of the issued and outstanding units and membership interests (the “Membership Interests”) in CTL Holdings, LLC, an Illinois limited liability company (“CTL”).

B. CTL owns various life insurance policies issued by various life insurance carriers which are listed on Schedule “A” attached hereto (the “Policies”).

C. Buyer desires to acquire the Membership Interests from the Seller and Seller desires to transfer the Membership Interests to Buyer, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions set forth herein, the parties hereby agree as follows:

ARTICLE I

PURCHASE OF MEMBERSHIP INTERESTS

On the terms and conditions set forth herein, the Seller shall sell, transfer, convey, assign and deliver to the Buyer the Membership Interests, free and clear of all liens and encumbrances, and the Buyer shall purchase, acquire and accept from the Seller, such Membership Interests on the date hereof (the “Closing”). At the Closing (i) the Buyer shall deliver to the Seller the purchase price of U.S.$7,000,000 for the Membership Interests in the form of a transfer of funds to the account of the Seller by wire transfer or other means acceptable to the Seller and (ii) the Seller shall deliver to the Buyer an assignment of the Membership Interests in substantially the form of Exhibit “A” attached hereto and such other instruments as may be reasonably requested by the Buyer to transfer full legal and beneficial ownership of the Membership Interests to the Buyer, free and clear of all liens and encumbrances. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the date of the Closing that:

Section 2.1. Organization and Good Standing. The Seller is a corporation duly organized and validly existing under the laws of the Commonwealth of the Bahamas.

Section 2.2. Approval. The Seller has full power, authority and right to execute and deliver this Agreement and the other documents contemplated hereby (the “Transaction Documents”) and has taken all necessary action to authorize the execution and delivery of this Agreement and the Transaction Documents, as well as the performance of its obligations hereunder and thereunder.

Section 2.3. Execution and Delivery. This Agreement has been and the Transaction Documents will be duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by the Buyer, this Agreement constitutes and the Transaction Documents, when so executed and delivered, will constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealings (regardless whether enforcement is sought in a proceeding in equity or at law).

Section 2.4. Ownership of Membership Interests. The Seller is the sole record and beneficial owner of all of the Membership Interests, free and clear of any liens, claims, security interests, mortgages, pledges, trusts, conditions, restrictions, voting trusts and other shareholder agreements or encumbrances of any kind, other than those set forth in the operating agreement of CTL (for which any required consents are being delivered or will be delivered at the Closing). There are no outstanding subscriptions, options, rights, warrants, calls, commitments or agreements relating to any of the Membership Interests to which the Seller or any other person is a party or by which it or any other person is bound and Buyer shall take the Membership Interests free of any of the foregoing.

Section 2.5. Assignment. The assignment delivered by the Seller at the Closing will vest in the Buyer good, valid and indefeasible title to the Membership Interests.

Section 2.6. No Conflicts. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, violate, result in a breach of or constitute (or, with the giving of notice or lapse of time, or both, constitute) a default under, or require the approval or consent of any person pursuant to any agreement to which the Seller is a party or is bound which has not already been obtained, or violate any provision of any statute, rule or regulation binding on the Seller, or any of the Seller’s properties, or result in the creation or imposition or taking effect of any lien, mortgage, pledge, security interest, charge or encumbrance of any kind or any agreement to give or refrain from giving any of the foregoing of any nature whatsoever upon any of the assets of the Seller.

Section 2.7. No Liens. CTL has no liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise). Seller has no knowledge of any basis for the assertion against CTL of any liability or claims and to the Seller’s knowledge there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities or claims.

Section 2.8. No Litigation. To the Seller’s knowledge after due inquiry, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or threatened against (i) Seller or any of its assets that would reasonably be expected to affect the legality, validity or enforceability against Seller of this Agreement or Seller’s ability to perform its obligations hereunder or (ii) CTL or any of its assets. To the Seller’s knowledge after due inquiry, neither CTL nor its businesses or assets are subject to any order of any government entity. Neither Seller nor its businesses or assets are subject to any order of any government entity that would reasonably be expected to affect the legality, validity or enforceability against Seller of this Agreement or Seller’s ability to perform its obligations hereunder.

Section 2.9. Consents of Third Parties. Other than consents required under the operating agreement of CTL (which have been obtained), no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental authority is required on the part of the Seller in connection with the execution and delivery of this Agreement or any other Transaction Document to be executed by the Seller pursuant to this Agreement, the compliance by the Seller with any of the provisions hereof or thereof, the consummation by the Seller of the transactions contemplated hereby or the taking by the Seller of any other action contemplated hereby.

Section 2.10. Financial Advisors. No person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof, except any such Person that will be paid in full by the Seller.

Section 2.11. No Bankruptcy. The Seller has not filed, nor has anyone filed or, to the Seller’s knowledge, threatened to file against the Seller, any proceedings seeking to adjudicate the Seller insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, or relief of the Seller or any of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or similar official for it or any part of its property nor has the Seller made any assignment of any property or assets for the benefit of any creditors.

Section 2.12. Policies. To the knowledge of Seller after due inquiry, attached as Schedule “A” is a true, correct and complete list of the Policies. To the knowledge of Seller after due inquiry, the Policies are in full force and effect as of the Closing. To the knowledge of the Seller after due inquiry, Seller has not received any notice from any insurance company that is an issuer of a Policy (“Issuing Insurance Company”) of any violation of any term or condition of any Policy or the application for such Policy including any notice of (i) the rescission or cancellation of such Policy or (ii) the lapse of any Policy, except for any such violation, rescission, cancellation or lapses which have been cured prior to the Closing. To the knowledge of the Seller after due inquiry, no Issuing Insurance Company has instituted any proceeding relating to insurable interest issues, misrepresentation by any person or fraud by any person with respect to any Policy. To the knowledge of the Seller after due inquiry, there is no pending nor threatened claim (verbal or written) by any Issuing Insurance Company to contest a particular Policy.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date of the Closing that:

Section 3.1. Organization and Good Standing. The Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

Section 3.2. Approval. The Buyer has full power, authority and right to execute and deliver this Agreement and the Transaction Documents and has taken all necessary action to authorize the execution and delivery of this Agreement and the Transaction Documents, as well as the performance of its obligations hereunder and thereunder.

Section 3.3. Execution and Delivery. This Agreement has been and the Transaction Documents will be duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by the Seller, this Agreement constitutes and the Transaction Documents, when so executed and delivered, will constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealings (regardless whether enforcement is sought in a proceeding in equity or at law).

Section 3.4. No Conflicts. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, violate, result in a breach of or constitute (or, with the giving of notice or lapse of time, or both, constitute) a default under, or require the approval or consent of any person pursuant to any agreement to which the Buyer is a party or is bound which has not already been obtained, or violate any provision of any statute, rule or regulation binding on the Buyer, or any of the Buyer’s properties, or result in the creation or imposition or taking effect of any lien, mortgage, pledge, security interest, charge or encumbrance of any kind or any agreement to give or refrain from giving any of the foregoing of any nature whatsoever upon any of the assets of the Buyer

Section 3.5. No Litigation. To the Buyer’s knowledge after due inquiry, there is no Litigation pending or threatened against Buyer that would reasonably be expected to affect the legality, validity or enforceability against Buyer of this Agreement or Buyer’s ability to perform its obligations hereunder. Neither Buyer nor its businesses or assets are subject to any order of any government entity that would reasonably be expected to affect the legality, validity or enforceability against Buyer of this Agreement or Buyer’s ability to perform its obligations hereunder.

Section 3.6. No Bankruptcy. The Buyer has not filed, nor has anyone filed or, to the Buyer’s knowledge, threatened to file against the Buyer, any proceedings seeking to adjudicate the Buyer insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, or relief of the Buyer or any of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or similar official for it or any part of its property nor has the Buyer made any assignment of any property or assets for the benefit of any creditors.

ARTICLE IV

INDEMNIFICATION

Section 4.1. Indemnification by Seller.

(a) Seller hereby agrees to, from and after the date of Closing and subject to this Article IV, indemnify and hold the Buyer and its directors, officers, employees, affiliates, subsidiaries, representatives, successors, members, attorneys and permitted assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all claims, damages or losses (“Losses”) arising out of or in connection with any breach by the Seller of (i) any representation or warranty made in Article II or (ii) any covenant, obligation or agreement contained in this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the Seller shall not be required to indemnify any one or more Indemnified Parties, or hold any one or more Indemnified Parties harmless from, any one or more Losses in excess of the Total Seller Indemnification Cap. For purposes hereof, the “Total Seller Indemnification Cap” means the total purchase price paid to the Seller under this Agreement.

Section 4.2. Indemnification Procedures.

(a) In the event that any proceeding shall be instituted or that any claim or demand shall be asserted by any person in respect of which indemnification may be sought under Section 4.1 or any other claim under this Agreement (an “Indemnification Claim”), the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any indemnification claim of which it has knowledge which may be covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any indemnification claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any indemnification claim which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the indemnification claim so requires) notify the Indemnified Party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any indemnification claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such indemnification claim. If the indemnifying party shall assume the defense of any indemnification claim, the Indemnified Party may participate, at his or its own expense, in the defense of such indemnification claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the indemnifying party that would make such separate representation advisable; provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any indemnification claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 4.2 to the contrary, the indemnifying party shall not, without the written consent of the Indemnified Party, settle or compromise any indemnification claim or permit a default or consent to entry of any judgment; provided, that, such consent may not be unreasonably withheld, delayed or conditioned and, without limiting the foregoing, must be provided if the claimant and such party provide to the Indemnified Party an unqualified release from all liability in respect of the indemnification claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the Indemnified Party in writing of the indemnifying party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such indemnification claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such indemnification claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such indemnification claim. If the indemnifying party makes any payment on any indemnification claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such indemnification claim.

(b) After any final decision, judgment or award shall have been rendered by a governmental authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an indemnification claim hereunder, the Indemnified Party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall promptly pay the same.

Section 4.3. Calculation of Losses. The amount of any Losses for which indemnification is provided under this Article IV shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses (net of any tax or expenses incurred in connection with such recovery). Notwithstanding anything to the contrary set forth in this Article IV or elsewhere in this Agreement, in no event shall an indemnifying party have any liability to any Indemnified Party for (i) any indirect, special, consequential, exemplary, punitive or incidental Loss (other than to the extent such indirect, special, consequential, exemplary, punitive or incidental Loss is recovered by a third party against such Indemnified Party) or (ii) any lost profits.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1. Conditions Precedent to Closing. The effectiveness of this Agreement and the Transaction Documents and the Closing of the transactions contemplated hereby and thereby, are subject to the conditions precedent that (i) the Master Termination Agreement and Release (“Release”) by and among Lexington Insurance Company (“Lexington”) and the parties listed on Schedule I thereto, substantially in the form attached hereto as Exhibit “B”, shall have been executed by all parties thereto and shall be effective in accordance with its terms and (ii) the Release Payment (as such term is defined in the Release) has been paid in full to Lexington. The parties hereto anticipate that immediately prior to the Closing hereunder, Buyer or an affiliate of Buyer will pay the Release Payment to Lexington. Neither Seller nor CTL shall have any obligation to pay the Release Payment or any amounts due under the Release.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1. Termination. In this event that the Closing has not occurred on or before May 1, 2013, this Agreement shall terminate and the parties’ respective rights to purchase and sell the Membership Interests shall be null and void.

Section 6.2. No Adverse Interests. Following the Closing, the Seller will not make or assert, and agrees not to make or assert, any claim to or interest in the Membership Interests and the Policies or any proceeds thereof. It is the intention of the parties hereto that each purchase and sale of the Membership Interests hereunder shall constitute a “sale” from the Seller to the Buyer under applicable laws and regulations, which sales are absolute and irrevocable and provide the Buyer with all indicia and rights of ownership of the Membership Interests.

Section 6.3. Amendments and Waivers; Failure or Delay. This Agreement may not be amended, supplemented or otherwise modified except in writing and signed by all of the parties. Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

Section 6.4. Successors and Assigns. No party may assign its rights or delegate its duties under this Agreement without the prior written consent of the non-assigning or non-delegating party or parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 6.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Florida, not including choice of law or conflict of law principles.

Section 6.6. Complete Agreement. This Agreement and the exhibits hereto are intended by the parties as the final expression of their agreement regarding the subject matter hereof, and supersede all prior oral and written agreements, and all contemporaneous negotiations, agreements and understandings.

Section 6.7. Misrepresentations of Others. The Buyer agrees that the Seller and its employees, directors, officers, agents, attorneys, consultants and contractors shall not be liable for any damages due to or arising out of any misrepresentations made by any insured under a Policy, any insured’s physician or any insurance company issuing a Policy.

Section 6.8. Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement, and Articles IV and VI, shall survive the date of Closing and the Closing of the transactions contemplated hereby.

Section 6.9. Confidentiality. Each of the Seller and the Buyer agrees to maintain the confidentiality of this Agreement and each of the other Transaction Documents; provided, that, neither party shall be precluded from making disclosure regarding any such information or document: (i) to its counsel, accountants and other professional advisors, (ii) to officers, directors, employees and examiners of, investors in, or financing sources to, such party or any of it affiliates who need to know such information in accordance with customary practices, (iii) in response to a subpoena or order of a court or governmental agency, (iv) as required by law or legal process, GAAP, international accounting principles or applicable regulation or regulatory authority or securities exchange or (v) in connection with any SEC Edgar filings made by Buyer or its affiliates, including Imperial Holdings, Inc. (NYSE: IFT).

Section 6.10. Counterparts. The parties to this Agreement agree that the execution of this Agreement and the other Transaction Documents may be completed by the exchange of facsimile or electronically scanned signature pages, with the exchange of originally executed copies to be completed as soon as reasonably possible thereafter. The parties further agree that this Agreement may be executed in counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 6.11. Further Assurances. The parties shall from time to time execute and deliver such further instruments as any other party or its counsel may reasonably request to effectuate the intent of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the first date written above.

SELLER:

MONTE CARLO SECURITIES LTD.

By:	/s/ Ian McConnell/Luis Marmissolle
Name:	Ian McConnell/Luis Marmissolle
Title:	Directors

BUYER:

OLIPP III, LLC
By: Imperial Holdings, Inc., its sole member

By:	/s/ Michael Altschuler
Name:	Michael Altschuler
Title:	General Counsel & Secretary